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                                                                    EXHIBIT 99.1


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[LITTELFUSE(R) LOGO]                                                        NEWS
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NEWS RELEASE                    LITTELFUSE, INC.
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CONTACT: PHIL FRANKLIN,         800 EAST NORTHWEST HIGHWAY DES PLAINES, IL 60016
VICE PRESIDENT,                 -----------------------------------------------
OPERATIONS SUPPORT & CFO        (847) 824-1188 . (847) 391-0884 - FAX #
(847) 391-0566                  ------------------------------------------------


                    LITTELFUSE ADDS CHIEF ACCOUNTING OFFICER
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         DES PLAINES, ILLINOIS, AUGUST 22, 2005.....Littelfuse, Inc.
(Nasdaq:NMS:LFUS) today announced the appointment of John Quille, 55, as Chief Accounting Officer. Quille will assume responsibility for all worldwide accounting, financial reporting and internal controls at Littelfuse.

         Prior to joining Littelfuse, Quille was Senior Vice President and Corporate Controller at HealthSouth Corporation, where he was part of the turnaround team that stabilized the company and performed one of the largest financial restatements on record with the SEC. His career also includes senior financial positions at U.S. Cellular and Baxter International. In his position at Littelfuse, Quille will report to Phil Franklin, Vice President Operations Support and Chief Financial Officer.

         "In light of Littelfuse's continued global expansion and the increasing complexity of Sarbanes-Oxley compliance, we are pleased and fortunate to be bringing someone of John's caliber into this critical role," said Franklin.

         Quille received a bachelor's degree in finance and accounting from Marquette University and an MBA from DePaul University.

         As the worldwide leader in circuit protection products and solutions with annual sales of $500.2 million in 2004, the Littelfuse portfolio is backed by industry leading technical support, design and manufacturing expertise. Littelfuse products are vital components in virtually every product that uses electrical energy, including automobiles, computers, consumer electronics, handheld devices, industrial equipment, and telecom/datacom circuits. Littelfuse offers Teccor(R), Wickmann, Pudenz and Efen brand circuit protection products. In addition to its Des Plaines world headquarters, Littelfuse has manufacturing facilities in the U.S., Germany, Hungary, England, Ireland, Mexico, China, and the Philippines. It also has sales, engineering and distribution facilities in Germany, the Netherlands, Poland, Singapore, Hong Kong, Korea, Taiwan, Japan and Brazil.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995.
Any forward looking statements contained herein involve risks and uncertainties, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development and patent protection, commercialization and technological difficulties, capacity and supply constraints or difficulties, exchange rate fluctuations, actual purchases under agreements, the effect of the company's accounting policies, labor disputes, restructuring costs in excess of expectations and other risks which may be detailed in the company's Securities and Exchange Commission filings.
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